Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 31, 2005 relating to the consolidated financial statements and financial statement schedule of Watchit Media, Inc. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham and Company LLP
San Francisco, California
May 5, 2006

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